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                                                                EX-99.10(a)

                                SEIX FUNDS, INC.

                       CODE OF ETHICS FOR SENIOR OFFICERS
                   PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

INTRODUCTION

     Section 406 of the Sarbanes-Oxley Act of 2002 directed the Securities and Exchange Commission (the "SEC") to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend coverage to chief executive officers as well as senior financial officers, and require disclosure of waivers or substantive changes in any code. This Code of Ethics (this "Code") addresses these new requirements, and is different in nature and scope from the code of ethics that was previously adopted as required under Section 17(j) of the Investment Company Act of 1940, as amended (the "Investment Company Act") and Rule 17j-1 thereunder, which focuses on personal trading activities.

POLICY STATEMENT

     It is the policy of Seix Funds, Inc. (the "Fund") to conduct its affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Fund's Board of Directors (the "Board") and applies to the persons appointed by the Board as Chief Executive Officer, President, Chief Financial Officer, Treasurer and any persons performing similar functions, all as identified in Exhibit A, as modified from time to time ("Covered Officers"). Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters. This Code is designed to deter wrongdoing and promote:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

     -   compliance with applicable governmental laws, rules and regulations;

     - prompt internal reporting to the appropriate person of violations of this Code; and

     -   accountability for adherence to this Code.

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     This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

     - act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund's policies;

     - observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

     -   adhere to high standards of business ethics; and

     - place the interests of the Fund and its shareholders before the Covered Officer's own personal interests.

     All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the designated senior compliance officer of the Fund's investment adviser ("Adviser") or the Fund's administrator (the "Compliance Officer"), or other appropriate resources, when in doubt about the best course of action in a particular situation.

CONFLICTS OF INTEREST

     Covered Officers should handle ethically actual and apparent conflicts of interest. A "conflict of interest" occurs when an individual's personal interests actually or potentially interfere with the interests of the Fund or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Fund officer objectively and effectively. Service to the Fund should never be subordinated to either a direct or indirect personal gain or advantage.

     Certain conflicts of interests arise out of the relationships between Covered Officers and the Fund that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Adviser (or other service provider, E.G., administrator) of which the Covered Officers are also officers or employees. It is recognized by the Board that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the

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contractual relationship between the Fund and the Adviser, and is consistent with the Board's understanding of the performance by the Covered Officers of their duties as officers of the Fund. Nonetheless, each Covered Officer recognizes that, as an Officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders.

     If a Covered Officer believes that his or her responsibilities as an officer or employee of the Adviser (or other service provider) are likely to materially compromise his or her objectivity or ability to perform the duties of his role as an officer of the Fund, he or she should consult with the Compliance Officer. A Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

     In addition, each Covered Officer must:

     -   avoid conflicts of interest wherever possible;

     - not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     - not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Fund and its shareholders; and

     - not cause the Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit the Fund.

     Conflicts of interest may not always be evident and Covered Officers should consult with the Compliance Officer if they are uncertain about any situation. Examples of possible conflicts of interest include:

         PERSONAL BUSINESS TRANSACTIONS. A Covered Officer may not cause the Fund to engage in any business transaction with his or her immediate family members or utilize the Covered Officer's relationship with the Fund to cause any third party to engage in any business transaction with his or her immediate family members. This provision is not intended, however, to restrict Covered Officers and their immediate family members from purchasing or redeeming shares of the Fund as long as such purchases or redemptions are made in accordance with the procedures, limitations and restrictions set forth in the Fund's registration statement. For the purposes of this code, the term "immediate family" means a Covered Officer's spouse, sibling, child, parent, brother or sister in law, or a spouse, sibling, child or parent of any of the foregoing.

         USE OF NONPUBLIC OR CONFIDENTIAL INFORMATION. A Covered Officer may not use, or disclose to a third party, non-public or confidential information about the Fund or its activities or any of the Fund's service providers for the purpose of personal gain by the Covered Officer or his or her immediate family members (including, but not limited to, securities transactions based on such information).

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         OUTSIDE EMPLOYMENT OR ACTIVITIES. A Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Fund or is otherwise in conflict with or prejudicial to the Fund. A Covered Officer must disclose to the Compliance Officer any outside employment or activity that may constitute, or appear to constitute, a conflict of interest and obtain the requisite approval before engaging in such employment or activity. Any such employment or activity is permissible only if it would not be inconsistent with the best interests of the Fund and its shareholders.

         GIFTS. A Covered Officer may not accept any gift, entertainment, favor, or loan from any person or entity that does or seeks to do business with the Fund which goes beyond the courtesies generally associated with accepted business practice. Non-cash gifts of a DE MINIMIS nature are considered to be within accepted business practices. Cash gifts of any amount are strictly prohibited. Entertainment (in the form of meals, tickets to events or otherwise) must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

         CORPORATE OPPORTUNITIES. A Covered Officer may not exploit, for his or her own personal gain or the personal gain of immediate family members, opportunities that are discovered through the use of Fund property, information, or the Covered Officer's position unless the opportunity is fully disclosed, in writing, to the Fund's Board and the Board declines to pursue such opportunity on behalf bof the Fund.

         OTHER SITUATIONS. Because other conflicts of interest may arise, it is not practical to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any questions, concerns or doubts, a Covered Officer should consult with the Compliance Officer before engaging in the transaction, making the investment or pursuing the interest or activity.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

     All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining to enable the Fund to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders. Accurate information is essential to the Fund's ability to meet legal and regulatory obligations. The books and records of the Fund shall accurately reflect the true nature of the transactions they record in accordance with applicable law, generally accepted accounting principles and Fund policies. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC, or state regulatory authority, or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to the Compliance Officer for a determination as to what, if any, corrective action is necessary or appropriate.

     No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Fund's books or records for any reason. No

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disbursement of Fund assets shall be made without adequate supporting documentation or for any purpose other than as described in the Fund's documents or contracts.

FUNDS DISCLOSURE CONTROLS AND PROCEDURES

     Each Covered Officer is required to be familiar, and comply, with the Fund's disclosure controls and procedures. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Fund's other public communications should, to the extent appropriate within his area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

     Each Covered Officer must:

     - familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund;

     - ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understable disclosure in all regulatory filings, as well as when communicating with the Fund's shareholders or the general public, in accordance with applicable law;

     - consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner; and

     - not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Fund, whether to persons within or outside the Fund, including to outside counsel, independent auditors and governmental regulators.

CONFIDENTIAL INFORMATION

     Covered Officers who have access to confidential information are not permitted to use or share that information for their personal benefit or for any other purpose except the conduct of the Fund's business. Covered Officers should maintain the confidentiality of information entrusted to them by the Fund or its shareholders, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Fund or its shareholders if disclosed.

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly by the Fund. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and the Fund's outside counsel.

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COMPLIANCE, REPORTING AND RECORDKEEPING

     COMPLIANCE

     Any Covered Officer who violates the provisions of this Code will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions shall be imposed by the Fund's Qualified Legal Compliance Committee ("QLCC"), subject to review by the full Board, in their sole discretion. Depending on the nature and severity of the violation, the Fund may refer such violation to appropriate authorities for civil action or criminal prosecution.

     REPORTING

     Each Covered Officer shall:

     - upon receipt of the Code or upon becoming a Covered Officer, sign and submit an Initial Acknowledgement (form attached) confirming that he/she has received, read and understands the Code;

     - annually, sign and submit an Annual Acknowledgement (form attached) confirming that he or she has complied with the requirements of the Code;

     - not retaliate against any Covered Officer or other person for making reports of violations in good faith; and

     - notify the Compliance Officer of any actual or potential violation of this Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Failure to do so is itself a violation of this Code. The Fund will not retaliate against any Covered Officer for making reports of violations in good faith, but will not be precluded from taking appropriate disciplinary action for the violations themselves.

     Except as described otherwise below, the Compliance Officer is authorized to apply this Code to situations presented to it and has the authority to interpret this Code in any particular situation. The Compliance Officer shall take all action it considers appropriate to investigate any actual or potential violations reported to it, and the Compliance Officer is authorized and encouraged to consult, as appropriate, with the QLCC. The Fund's QLCC is responsible for granting waivers from the terms and provisions of this Code, as it deems appropriate.

     RECORDKEEPING

     The Fund will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the QLCC and/or Board: (i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the QLCC and/or Board.

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WAIVERS OF PROVISIONS OF THE CODE

     A waiver of any provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A "waiver" is defined as the approval by the Fund of a material departure from any provision of the Code.

     The process of requesting a waiver shall consist of the following steps:

          - The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

          - The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with the Fund's outside counsel, and submitted to the QLCC for review and approval.(1)

          - The decision with respect to the waiver requested shall be documented and kept in the Fund's records for the appropriate period mandated by applicable law or regulation.

     To the extent required by applicable law, waivers (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an "executive officer" of the Fund. For this purpose, an "executive officer" is the Fund's President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Fund. If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Fund for purposes of deciding whether there has been an implicit waiver.

DISCLOSURE

     The Fund must disclose this Code, any substantive amendments and any waivers or implicit waivers by: (i) filing with the SEC a copy of the Code, any such amendments and waivers or implicit waivers in the Fund's annual report on Form N-CSR; or (ii) posting the text of the Code, any such amendments and waivers or implicit waivers on the Fund's Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and waivers or implicit waivers and explain the manner in which such request may be made.


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(1)  If the Covered Officer requesting a waiver is the Compliance Officer, then the determination with respect to the waiver shall be made by the Fund's Chief Executive Officer, in consultation with the Fund's outside counsel, and submitted to the QLCC for review and approval.

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AMENDMENTS TO THE CODE

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board. The Covered Officers and the Compliance Officer are encouraged to recommend improvements to this Code for the consideration and approval of the Board.


Adopted:  September 18, 2003

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                                                                       EXHIBIT A


     "Covered Officers" covered by this CODE OF ETHICS FOR SENIOR OFFICERS:


     Christina Seix, President and Chief Executive Officer
     John Talty, Treasurer and Chief Financial Officer
     Peter Bourke, Vice President


     Current as of: September 2003

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     INITIAL ACKNOWLEDGEMENT

     I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

     I also acknowledge my responsibility to report any violation of the Code to the Compliance Officer, as defined in the Code.

     I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Covered Officer Name and Title:  Peter Bourke, Vice President
                               -----------------------------------------------
                                 (PLEASE PRINT)

      /s/ Peter Bourke                               January 5, 2004
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          Signature                                       Date

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     ANNUAL ACKNOWLEDGEMENT


     I acknowledge that I have received and read a copy of the Code of Ethics for Senior Officers (the "Code") and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

     I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

     I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Covered Officer Name and Title:  Peter Bourke, Vice President
                                -----------------------------------------------
                                 (PLEASE PRINT)

      /s/ Peter Bourke                               January 5, 2004
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          Signature                                       Date

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